EXHIBIT F-2
{Kilpatrick Stockton LLP letterhead}



October 30, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

         RE:      SEMPRA ENERGY, ET AL.
                  APPLICATION ON FORM U-1
                  SEC FILE NO. 70-9333

Dear Ladies and Gentlemen:

         On behalf of Sempra Energy and the Applicant Frontier Pacific, Inc. (jointly, the "Applicants"), we have examined the Application on From U-1, dated July 17, 1998, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by the Applicants with the Securities and Exchange Commission (the "Commission") and docketed by the Commission in SEC file No. 70-9333, as amended by Amendment dated October30, 1998, of which this opinion is to be a part. The Application, as so amended, is hereinafter referred to as the "Application". Capitalized terms not defined herein have the meanings set forth in the Application.

         As set forth in the Application, the Applicants propose to acquire up to 90.1% of the membership interest of Frontier Energy, LLC ("Frontier") which will become a "gas utility company" within the meaning of the Act (the "Proposed Transaction").

         The attorneys signing this letter on behalf of Kilpatrick Stockton LLP are attorneys licensed in the State of North Carolina and are counsel for the Applicants regarding state regulatory matters. We have examined copies, signed, certified or otherwise proven to my satisfaction, of the Application. In addition, we have examined such other instruments, agreements and documents and made such other investigation related to North Carolina state approvals, certificates, and licenses as we have deemed necessary as a basis for this opinion. We have also relied upon representations and statements of officials and agents of Sempra Energy and Frontier Utilities of North Carolina, Inc. regarding the Proposed Transaction that is the subject of the Application.

         For the purposes of the opinions expressed below, we have assumed
(1)(a) that all of the documents referred to in this opinion letter will have been duly authorized, executed and delivered by, and (b) will constitute legal, valid, binding and enforceable obligations of all of the parties to such

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Securities and Exchange Commission
October 30, 1998
Page 2



documents, (2) that all such signatories to such documents will have been duly authorized, (3) that all such parties are duly organized and validly existing and will have the power and authority (corporate, partnership or other) to execute, deliver and perform such documents, and (4)(a) that such authorization, execution and delivery by each such party will not, and (b) that such performance pursuant to such documents will not, breach or constitute a violation of any laws of any jurisdiction. Based upon the foregoing, we are of the opinion, insofar as the laws of North Carolina are concerned, that:

         (a)   All North Carolina laws applicable to the Proposed
Transaction will have been complied with.

         (b) Frontier Energy, LLC and Frontier Pacific, Inc. are validly organized and duly existing.

         (c) The Applicants will legally acquire the membership interests being acquired.

         (d) Consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof, to the extent any such rights are subject to North Carolina law.

         The opinions expressed above are subject to the following assumptions or conditions:

         a. The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Proposed Transaction.

         b. The Proposed Transaction shall be effected in accordance with required approvals, authorizations, consents, certificates and orders of any state or federal commission or regulatory authority with respect to the Proposed Transaction and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in full force and effect.

         c. No act or event other than as described herein shall have occurred subsequent to the date hereof which could change the opinion expressed above.


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Securities and Exchange Commission
October 30, 1998
Page 3



         In addition, we express no opinion regarding the effectiveness or enforceability of any particular terms, commitments, warrantees, guarantees, or other provisions of the underlying contracts, understandings, agreements, or other documents between or among the parties to the Proposed Transaction that may be separate or severable from the specific right and authority to acquire the membership interest that are the subject of the Application and that are the sole subject of this opinion letter. Further, this opinion herein is qualified by and is subject to, and we render no opinion with respect to, the limitations and exceptions to the enforceability of contracts and obligations generally, including without limitation: (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance, preference, equitable subordination (whether arising under State laws or the U.S. Bankruptcy Code), bulk sales or bulk transfer laws and other similar laws relating to or affecting the rights of creditors generally; (b) the effect of general principles of equity and similar principles, including, without limitation concepts of materiality, reasonableness, unconscionability, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law, and the effect of public policy; (c) the enforceability of the indemnification and contribution provisions of the Agreement and any ancillary agreements, (d) compliance or noncompliance with antifraud provisions of applicable state and federal statutes, rules and regulations concerning the issuance and sale of securities; and (f) the effect of North Carolina, federal or other laws relating to usury or permissible rates of interest or other charges for loans, forebearances or the use of money.

         Our opinion is limited to the laws of the State of North Carolina and we express no opinion with respect to the laws of any other state or jurisdiction, including, but not limited to, federal securities, tax, trade regulation, or antitrust laws or regulations, or to any local laws or ordinances. By rendering our opinion, we do not undertake to advise you of any changes in the law that may occur after the date hereof. These opinions have been prepared at your request and they are intended solely for your use in connection with the Proposed Transaction that is the subject of the Application and may not be relied upon by any other party or entity.


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Securities and Exchange Commission
October 30, 1998
Page 4



         We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                                    Very truly yours,

                                                    KILPATRICK STOCKTON LLP

                                                    /s/ Kilpatrick Stockton LLP
                                                         by M. Gray Styers, Jr.

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